Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

FORM OF AMENDMENT TO THE
ADVISOR MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT effective as of the last date on the signature block, to the Custody Agreement dated as of September 14, 2023, as amended (the “Agreement”), is entered into by and between ADVISOR MANAGED PORTFOLIOS, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund and fee schedule to the Agreement; and
WHEREAS, Section 13(F) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.
NOW, THEREFORE, the parties agree as follows:
1.The Exhibit for 1919 Investment Counsel, LLC attached hereto, is hereby added to the Agreement.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.
ADVISOR MANAGED PORTFOLIOS    U.S. BANK NATIONAL ASSOCIATION

By:            By:
Name:            Name:
Title:            Title:
Date:            Date:

Exhibit for 1919 Investment Counsel, LLC
to the
Advisor Managed Portfolios Custody Agreement

Name of Series
1919 Financial Services Fund
1919 Maryland Tax-Free Income Fund
1919 Socially Responsive Balanced Fund
1919 Variable Socially Responsive Balanced Fund

Domestic Custody Services Fee Schedule
Annual Fee Based Upon Market Value Per Fund*
[ ] basis point on average daily market value
Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ]– Book entry DTC transaction/Federal Reserve transaction/principal paydown
$[ ]– Repo agreement/reverse repurchase agreement/time deposit/CD or other non-
depository transaction
$[ ]– Option/SWAPS/future contract written, exercised or expired, manual transactions
$[ ]– Mutual fund trade/Fed wire/margin variation Fed wire
$[ ]– Physical transaction
$[ ]– Trade Revisions/ Cancellation
$[ ]– Check disbursement (waived if U.S. Bancorp is Administrator)
$[ ]– Segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus [ ].

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.
*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Global Sub-Custodial Services Annual Fee Schedule

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE
Argentina	All			Estonia	All			Luxembourg	All			Slovak Republic	All		
Australia	All			Euromarkets**	All			Malaysia	All			Slovenia	All		
Austria	All			Finland	All			Malta	All			South Africa	All		
Bahrain	All			France	All			Mauritius	All			South Korea	All		
Bangladesh	All			Germany	All			Mexico	All			Spain	All		
Belgium	All			Ghana	All			Morocco	All			Sri Lanka	All		
Bermuda	All			Greece	All			Namibia	All			Swaziland	All		
Botswana	All			Hong Kong	All			Netherlands	All			Sweden	All		
Brazil	All			Hungary	All			New Zealand	All			Switzerland	All		
Bulgaria	All			Iceland	All			Nigeria	All			Taiwan	All		
Canada	All			India	All			Norway	All			Thailand	All		
Cayman Islands*	All			Indonesia	All			Oman	All			Trinidad & Tobago*	All		
Channel Islands*	All			Ireland	All			Pakistan	All			Tunisia	All		
Chile	All			Israel	All			Palestinian Autonomous Area*	All			Turkey	All		
China "A" Shares	All			Italy	All			Peru	All			UAE	All		
China "B" Shares	All			Jamaica*	All			Philippines	All			United Kingdom	All		
Columbia	All			Japan	All			Poland	All			Ukraine	All		
Costa Rica	All			Jordan	All			Portugal	All			Uruguay	All		
Croatia	All			Kazakhstan	All			Qatar	All			Venezuela	All		
Cyprus*	All			Kenya	All			Romania	All			Vietnam*	All		
Czech Republic	All			Latvia	Equities			Russia	Equities			Zambia	All		
Denmark	All			Latvia	Bonds			Russia	MINFINs						
Ecuador	All			Lebanon	All			Serbia*	All						
Egypt	All			Lithuania	All			Singapore	All						

* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

** Tiered by market value: <$5 billion: 1bp, >$5 billion and <$10 billion: .75 bps; >$10 billion: .50 bps.

Base Fee – Annual charge per account (fund): $[ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Cash Transactions:
3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $[ ].

Tax Reclamation Services: Tax reclaims that have been outstanding for more than [ ] ([ ]) months with the client will be charged $[ ]per claim.
Out of Pocket Expenses
Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.